Exhibit 12.1
STATEMENT REGARDING THE COMPUTATION OF RATIO
OF EARNINGS TO FIXED CHARGES FOR CLAIRE’S STORES, INC.
(Dollars in thousands)

								May 29,		February 4,
								2007		2007		Fiscal Year
	Three Months Ended				Fiscal Year Ended			Through		Through		Ended
	April 30,		May 1,		January 29,	January 30,	January 31.	February 2,		May 28,		February 3,
	2011		2010		2011	2010	2009	2008		2007		2007
Earnings (loss):
Earnings (loss) before income taxes	$(20,329)		$(9,551)		$16,643	$2,122	$(642,403)	$(7,480)		$(22,661)		$267,713
Fixed charges	64,736		60,319		228,485	248,384	271,564	198,987		23,102		64,489

Earnings (loss) before income taxes and fixed charges	$44,407		$50,768		$245,128	$250,506	$(370,839)	$191,507		$441		$332,202

Fixed charges:
Interest expense	$46,306		$42,789		$157,850	$177,624	$197,436	$150,316		$86		$118
Portion of rental expenses estimated to represent interest	18,430		17,530		70,635	70,760	74,128	48,671		23,016		64,371

Total fixed charges	$64,736		$60,319		$228,485	$248,384	$271,564	$198,987		$23,102		$64,489

Ratio of earnings to fixed charges	(a	)	(a	)	1.1	1.0	(a )	(a	)	(a	)	5.2

(a)	Earnings (loss) before income taxes and fixed charges for the three months ended April 30, 2011 and May 1, 2010, Fiscal 2008, the period from May 29, 2007 through February 2, 2008 and the period from February 4, 2007 through May 28, 2007 were inadequate to cover fixed charges for the period by $20.3 million, $9.6 million, $642.4 million, $7.5 million, and $22.7 million, respectively.